Exhibit 21.1

SUBSIDIARIES OF BREITBURN ENERGY PARTNERS LP

Name	Jurisdiction
Breitburn Operating GP LLC	Delaware
Breitburn Operating LP	Delaware
Alamitos Company	California
Breitburn Florida LLC	Delaware
Breitburn Sawtelle LLC	Delaware
GTG Pipeline LLC	Virginia
Mercury Michigan Company, LLC	Michigan
Phoenix Production Company	Wyoming
Breitburn Transpetco LP LLC	Delaware
Breitburn Transpetco GP LLC	Delaware
Transpetco Pipeline Company, L.P.	Delaware
Breitburn Oklahoma LLC	Delaware
Terra Energy Company LLC	Michigan
Terra Pipeline Company LLC	Michigan
Beaver Creek Pipeline, L.L.C.	Michigan
Breitburn GP LLC	Delaware
Breitburn Management Company LLC	Delaware
Breitburn Finance Corporation	Delaware
Breitburn Collingwood Utica LLC	Delaware
QR Energy, LP	Delaware
QRE GP, LLC	Delaware
QRE Operating, LLC	Delaware